Exhibit 99.1

Albany International Announces New Director Nominee

ROCHESTER, N.H.--(BUSINESS WIRE)--February 23, 2018--Albany International Corp. (NYSE:AIN) announced today that its Board of Directors has nominated Lee C. Wortham as a candidate for election to the Board at the Annual Meeting of Stockholders, to be held on May 11, 2018. In connection with Mr. Wortham’s nomination, current Director John C. Standish has informed the Company of his intention to retire from the Board, effective May 11, 2018. (Christine L. Standish, a Director of the Company since 1997, has been re-nominated and will remain a candidate for re-election at the May meeting.)

Mr. Wortham is a director and officer of the J.S. Standish Company. The J.S. Standish Company holds or controls shares representing approximately 53% of the combined voting power of all stockholders of the Company.

Mr. Wortham has been a partner of Barrantys LLC, a consultant and service provider to wealthy families and family offices, since 2007, and during that time has been an adviser to the Standish family. Mr. Wortham has also served as a director of Evans Bancorp, Inc. since 2011, and currently serves as Vice Chairman.

Prior to joining Barrantys, Mr. Wortham served in senior management positions at First Niagara Financial Group, Inc. (2005 to 2007), The Bank of New York (1999 to 2005), and Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) (1985 to 1999).

Albany Chairman Erkie Kailbourne said, “The Board is pleased to nominate Lee Wortham as a candidate for election at the May meeting of stockholders. We believe that Lee’s extensive experience in the financial services industry will make him a valuable contributor to our Board. As a long-time adviser to the Standish family, and a director and executive officer of the J.S. Standish Company, his election will also preserve the continuity of the Standish family’s Board presence, as John Standish retires from the Board at the end of his current term in May.

“The Board also thanks John Standish for his many years of service and support, both as an employee and a Board member. We are sorry to be losing such a valued colleague and friend, and we wish John the very best.”

About Albany International Corp.
Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com